Exhibit 99.1

Annapolis Bancorp, Inc. Receives Approval for $8 Million From the U.S. Treasury Department Capital Purchase Program

ANNAPOLIS, Md.--(BUSINESS WIRE)--December 19, 2008--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced that it has received preliminary approval to participate in the U.S. Department of the Treasury (“Treasury Department”) Capital Purchase Program. As a participant in the Capital Purchase Program, Annapolis Bancorp plans to sell $8,152,000 in preferred stock, and a warrant to purchase shares of common stock, to the Treasury Department. The anticipated sale of the preferred stock and warrant is expected to close within 30 days and is subject to the execution of definitive agreements and standard closing conditions.

“We are pleased to have been selected to participate in the Treasury Department’s Capital Purchase Program,” said Richard M. Lerner, Chairman and Chief Executive Officer of Annapolis Bancorp. “We believe that this voluntary program provides a great opportunity for well-capitalized financial institutions, such as BankAnnapolis, to support the recovery of the U.S. economy and to help restore confidence in the U.S. banking system. The capital investment from the government will further strengthen our core capital reserves and facilitate additional lending opportunities in the communities we serve.”

Annapolis Bancorp, Inc. is the holding company for BankAnnapolis, which serves the banking needs of small businesses, professional concerns, and individuals through eight community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. A new office in the Annapolis Towne Centre at Parole opened earlier this week. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “plans,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Annapolis Bancorp, Inc. (the “Company”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:
Annapolis Bancorp, Inc.
Richard M. Lerner, 410-224-4455